MAY 23, 2008


DEAR SHAREHOLDER:


During the first quarter of 2008, further progress was achieved in our plans as we worked to implement the Company's growth strategy previously outlined last November. We continued to make strategic investments in our business during the first quarter of 2008. These investments included but were not limited to, purchasing and building new equipment for our production plant and emissions Tech Center. These infrastructure upgrades are necessary for the Company to meet the anticipated demands for our technologies and services. Further investments were also made in marketing initiatives directed towards the retrofit and firstfit catalyst sectors of the industry. There were encouraging signs from these efforts during the quarter, including trial orders and technology demonstrations to a number of diesel engine, equipment and vehicle Original Equipment Manufacturers (OEM's) for both on and off road applications. Additionally, requests for quotes increased sharply during the first three months of this year. It is our belief that these initiatives will lead to orders in the second half of 2008 as we pursue opportunities that offer substantial long-term growth and profitability for the Company.


THESE OPPORTUNITIES INCLUDE:

     o We are currently involved in two high profile demonstration programs in California. The first showcasing our Therma Cat(TM) Level III catalyst and the second showcasing our Particulate Reactor(TM) Level II device coupled with the Company's fuel savings and emissions reducing Fogger(TM) technology. These comprehensive California Air Resources Board (CARB) programs have taken significant time and resources to bring to fruition, but we are optimistic they will generate positive results.

     o We have made considerable headway in the rail/marine sector in an effort to bring a commercialized retrofit catalyst to the North American market. The Company's Xtrm Cat(TM), which is engineered and manufactured specifically for delivering emission reductions in the torturous environment of the General Motors EMD / GE two-Stroke rail/marine diesel engines, is scheduled for emissions and durability testing within the month at the South West Research Institute in San Antonio Texas. We believe the improved Xtrm Cat(TM) system has the potential to support EPA and CARB in their efforts to introduce applicable retrofit technologies into this industry. The success of this program will open up an important new market for ESW.

     o We have made significant progress with the marking and distribution efforts of the NOTOX silicon carbide Diesel Particulate Filter (DPF), our newest addition to the ESW product line. This extremely robust DPF is considered by off-road OEM's and the regulatory agencies as the "Gold Standard" in diesel Particulate Matter (PM) control. The NOTOX DPF is a key component in the Company's Therma Cat(TM) Level III catalyst system assisting the technology in reducing in excess of 95% PM. We have set up NOTOX North America as a separate division in our Company and have set in motion a North American sales program introducing this state of the art product to the industry.

     o We continue to work with the US Military through Tank Automotive and Armament Command (TACOM) based in Warren MI, where we have been commissioned to engineer a number of technologies. These technologies have been introduced into comprehensive valuation programs to determine their viability for the applications they were designed for. In April we were granted our full security clearance with the Controlled Goods (Military Security) which is the Canadian counterpart to the United States' International Traffic in Arms Regulations
          (ITAR). These government regulators control the export and import of defense-related articles and services as well as the required company security clearances. This security clearance is required in order for our Company to continue to do business within the military community. For further information:
          HTTP://WWW.CGP.GC.CA/CGDWEB/TEXT/REGSEARCH/SEARCH_ALPHA-E.ASP?ALPHA=E

NEW REGULATIONS DRIVING OUR INDUSTRY:

Late last year, the Environmental Protection Agency (EPA) established a nitrogen dioxide (NO2) limit for diesel retrofit technologies verified under the EPA's National Clean Diesel Campaign (NCDC) Retrofit Technology Verification Program. Effective January 1, 2009, the EPA is implementing an NO2 increase limit that is harmonized with the requirements for retrofit technologies by the California Air Resources Board (CARB). This requirement limits the increase in NO2 emissions associated with retrofit technologies to levels no greater than 20% above baseline engine levels.

This new resolution was made in an EPA "Dear Manufacturer" letter dated December 20, 2007. For existing EPA verified technologies, manufacturers must submit NO2 data to the EPA prior to November 1, 2008 or their technologies will be removed from the Verified Technology List January 1(,) 2009. Data previously submitted and approved by CARB may also be submitted to EPA to demonstrate compliance with these limits. EPA will update the Verified Technology List to indicate which technologies have demonstrated compliance with the NO2 limit.

As a result of these new regulatory changes, we made the strategic decision to delay our ongoing verifications on our Therma Cat(TM) Level III and Clean Cat(TM) High Performance DOC Level I products in order to reconfigure them to meet the new January 2009 mandate. These products were in the final stages of process to be submitted for verification in the fourth quarter of 2007. Through extensive R&D at our Tech Center over the 1st quarter, we are pleased to report that our new, NO2 compliant on-road/off-road Therma Cat(TM) and Clean Cat(TM) product verifications are currently underway with both EPA and CARB. We will be making the results of these verification programs public upon completion. The new NO2 regulations are having an effect on all companies with a currently listed non NO2 complient EPA/CARB verified catalyst technology. It's our belief that these new regulations will have an adverse effect on the number of products that will be available to service the 2009 North American retrofit market.

For further information please refer to the following sources:
HTTP://WWW.ARB.CA.GOV/
HTTP://WWW.EPA.GOV/

Although the first quarter's revenues were low due in part to the change in the above mentioned regulations, they are not indicative of where we believe the Company is headed with our new fully compliant technologies once EPA/CARB verified. In order to capitalize on the needs of the market, considerable ground work has been laid in a number of key program areas. This ground work involves significant planning, capitalization and patience. We believe our team at ESW is on the right track to bring these programs to completion in the near future.





FIRST QUARTER 2008 RESULTS
Revenues for the first quarter of 2008 were $80,322 compared to $3,326,845 for the first quarter of 2007. The Company reported a net loss of $1,955,933 in the first quarter of 2008 compared with the loss of $384,915 in the first quarter of 2007. The gross profit was 30.2% for the quarter as compared to 59.3% in the first quarter of 2007. The Company incurred similar expenses during the first quarter of 2008 to the first quarter 2007 in order to specifically support our entry as well as expanded presence in key markets. Factors that impacted this quarter particularly included the addition of sales staff and research and development costs. We expensed $453,849 in research and development costs, associated with the rapid development of our new catalyst technologies to meet the 2009 standards, in the first quarter of 2008 compared to $122,506 in the first quarter of 2007.


On behalf of the management team at ESW, I would like to thank the shareholders for their continued support in the Company.





Yours Very Truly,
DAVID J. JOHNSON
PRESIDENT - CEO
ENVIRONMENTAL SOLUTIONS WORLDWIDE INC


SAFE HARBOR
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"intend to," and similar conditional expressions are intended to identify
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safe harbor created by the Act. Such statements are subject to certain risks and
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